Exhibit 99.1

IMSI(R) Announces May 23 Annual Meeting to Vote on Merger and Name Change to Broadcaster, Inc.
Friday May 5, 12:30 pm ET
Third Quarter Earnings Conference Call Set for May 16

NOVATO, Calif., May 5 /PRNewswire-FirstCall/ -- IMSI® (OTC Bulletin Board: IMSI - News), a leading developer and publisher of software, as well as sole owner of Houseplans, Inc., a leading supplier of stock house plans online, announced today the 2006 Annual Meeting of Shareholders of International Microcomputer Software, Inc., will be held at the offices of AccessMedia Networks, Inc., 9201 Oakdale Avenue, Suite 200, Chatsworth, CA 91311, on May 23, 2006 at 10:00 a.m. Pacific Time.

Martin Wade, IMSI's CEO, who will continue to lead the combined organization, said, "This meeting will be the key step toward the proposed acquisition of AccessMedia and the proposed corporate name change to Broadcaster, Inc. I enthusiastically support the merger and join IMSI's Board of Directors in recommending that you consider and vote for the proposals submitted to the stockholders."

The proxy containing the proposals to be considered at the meeting has been filed with the Securities and Exchange Commission on May 5, 2006. Shareholders will receive a copy of the proxy and related documents by mail directly or from their brokerage, if the stock is held in street name.

Conference call set for May 16, 2006 4 p.m. ET

Call in to 800-829-0786 for the "IMSI Third Quarter Earnings Release."

Additionally, its quarterly conference call to discuss its third quarter results ending March 31, 2006 will take place on Tuesday, May 16, 2006, at 4:00 p.m. Eastern Time (1:00 p.m. Pacific Time). The public may participate in this event by calling 800-829-0786 for the "IMSI Third Quarter Earnings Release." Individuals are also invited to listen to the conference call, which will be broadcast live over the Internet beginning Tuesday, May 16, 2006, at 4:00 p.m. Eastern Time.

The webcast will also be distributed over Thomson Financial's Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through Thomson Financial's individual investor center at www.earnings.com or by visiting any of the investor sites in Thomson Financial's Individual Investor Network. Institutional investors can access the call via Thomson Financial's password protected event management site, StreetEvents (www.streetevents.com).

A telephone replay will be made available for 7 days following the call. To hear a replay, call 888-203-1112 toll free or 719-457-0820 direct and use passcode I.D. # 8767047.

About IMSI

International Microcomputer Software, Inc. is in the process of becoming a technology-based media company, having historically operated as a software company. Media and content will be offered over the Internet through Broadcaster's virtual set top box.

NOTE: IMSI is a registered trademarks of International Microcomputer Software, Inc respectively. All other products are the trademarks or registered trademarks of their respective owners.